Exhibit 99.1

This exhibit shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

CERTAIN TERMS

Unless otherwise indicated or as the context otherwise requires, in this exhibit:

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“Our company,” “QD LLC,” “we,” “us” and “our” mean Quality Distribution, LLC, a Delaware limited liability company, and its consolidated subsidiaries and their predecessors; “QDI” means Quality Distribution, Inc., our parent company; “QD Capital” means QD Capital Corporation, a Delaware corporation, our wholly owned subsidiary and a co-issuer of the New Notes; and the “Issuers” means QD LLC (without its consolidated subsidiaries and their predecessors) and QD Capital;

•	the “Old Series A Notes” means the Issuers’ outstanding Senior Floating Rate Notes due 2012, Series A;

•	the “Old Series B Notes” means the Issuers’ outstanding Senior Floating Rate Notes due 2012, Series B;

•	the “Old Senior Notes” means the Old Series A Notes and the Old Series B Notes, each of which is a separate Issue for purposes of the Consent Solicitations;

•	the “Old Subordinated Notes” means the Issuers’ outstanding 9% Senior Subordinated Notes due 2010;

•	the “Old Notes” means the Old Senior Notes and the Old Subordinated Notes;

•	the “New Senior Notes” means the Issuers’ 10% Senior Notes due 2013 offered hereby;

•	the “New Subordinated Notes” means the Issuers’ 11% Senior Subordinated PIK Notes due 2013 offered hereby;

•	the “New Notes” means the New Senior Notes and the New Subordinated Notes; and

•	the “ABL Facility” means the asset-based revolving credit facility that we entered into on December 18, 2007, as it may be amended, modified, refinanced or replaced.

Warrants to Be Issued as a Portion of the Exchange Consideration in the Exchange Offer for the Old Subordinated Notes

Up to 2,165,861 warrants (the “Warrants”), each to purchase one share of common stock of QDI (the “Common Stock”) at an exercise price of $0.01 per share, will be issued upon consummation of the exchange offer for the Old Subordinated Notes at a rate of 21.71 Warrants per $1,000.00 principal amount of Old Subordinated Notes tendered and accepted by the Issuers. Assuming that all Old Subordinated Notes outstanding on the date of this exhibit are tendered and accepted in the exchange offer, the Warrants will represent the right to purchase an aggregate of approximately 10% of the combined total of (i) the total number of shares of Common Stock outstanding as of the closing date of the exchange offer and (ii) the total number of shares of Common Stock issuable pursuant to the Warrants. The Warrants will be exercisable, in whole or in part, from the six-month anniversary of the closing date of the exchange offer to and including November 1, 2013. Holders of Warrants will have no voting rights.

Summary Financial Information of Quality Distribution, Inc.

The revised pro forma net cash interest expense (calculated after giving pro forma effect to the exchange offers and related transactions and based on the assumptions outlined under “Capitalization”) is $29,227.

The revised ratio of pro forma Consolidated EBITDA (as defined ) (1) to pro forma net cash interest expense is 1.92.

(1)	Consolidated EBITDA (as defined) for QDI represents net income (loss) before interest expense, provision for (benefit from) income taxes, depreciation and amortization, write-offs, expenses and settlement costs related to the class action settlement with respect to our subsidiary, Power Purchasers, Inc. (“PPI”), legacy environmental reserves, insurance recoveries, adverse insurance claims development, employee related non-cash compensation, the write-off of deferred financing charges and costs related to an unconsummated secondary offering and an unconsummated acquisition, gains on the sale of real estate, gain on pension settlement and gain on early debt extinguishment, restructuring costs, non-cash charges related to the impairment of property and equipment and goodwill and intangibles and corporate office relocation costs. Consolidated EBITDA (as defined) is presented herein because it is an important component of the covenant test that will be used in the indentures governing the New Notes. We present Consolidated EBITDA (as defined) because it will be used in the indentures governing the New Notes offered hereby to determine whether we may incur additional indebtedness. Consolidated EBITDA (as defined) is not a measure of financial performance or liquidity under United States generally accepted accounting principles (“GAAP”). Accordingly, while Consolidated EBITDA (as defined) is an important component of the indenture, Consolidated EBITDA (as defined) should not be considered in isolation or as a substitute for consolidated statement of income and cash flow data prepared in accordance with GAAP as an indication of our operating performance or liquidity.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2009:

(1)	on a historical basis; and

(2)	on an as adjusted basis, calculated as of the date of this exhibit, to give effect to the consummation of the exchange offers, assuming that (i) all Old Notes outstanding on the date of this exhibit are tendered together with consents (the “Consents”) to certain proposed amendments to the indentures governing the Old Notes on or prior to the date by which such tenders must be received in order to receive maximum consideration under the exchange offers or retail tender offer, which tenders and Consents are subsequently accepted by the Issuers, (ii) New Notes and certain cash consideration are exchanged therefor and (iii) the full amount of the $7.5 million cash pool available to satisfy the exchange offer and the concurrent retail tender offer is utilized with respect to holders of Old Subordinated Notes participating in the retail tender offer or electing to receive cash in exchange for their Old Subordinated Notes.

Quality Distribution, Inc. and Subsidiaries:

(in thousands)	As of June 30, 2009
	Historical	As Adjusted
	(unaudited)
Cash and cash equivalents	$2,934	$2,934

Debt:
Borrowings under ABL Facility (1)	$76,500	$86,500
New Senior Notes	—	135,000
Old Senior Notes (net of original issue discount of $2,796)	132,204	—
New Subordinated Notes	—	87,261
Old Subordinated Notes	99,761	—
Capital Lease obligations	20,857	20,857
Other	12,632	12,632

Total debt, including current maturities	341,954	342,250
Total shareholders’ equity	(154,568)	(149,568)

Total capitalization	$187,386	$192,682

(1)	If more than $50.0 million aggregate principal amount of any Issue of Old Notes remains outstanding following consummation of the exchange offers, the ABL Facility provides that the stated maturity date of the ABL Facility of June 2013 will be accelerated to the date that is 91 days prior to the stated maturity date of the earliest-maturing Issue of Old Notes with an outstanding principal amount of $50.0 million or more. See “Risk Factors—Our debt agreements contain restrictions that could limit our flexibility in operating our business.”

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